Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

On June 27, 2014, Patrick Industries, Inc. (“Patrick” or the “Company”) acquired the business and certain assets of Foremost Fabricators, LLC (“Foremost”), a fabricator and distributor of fabricated aluminum products, fiber reinforced polyester (“FRP”) sheet and coil, and custom laminated products primarily used in the recreational vehicle market.

The unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2013 gives effect to the acquisition as if it had been completed on January 1, 2013, the first day of Patrick’s 2013 fiscal year, and combines Patrick’s audited consolidated statement of income for the fiscal year ended December 31, 2013 and Foremost’s audited statement of income for the fiscal year then ended. The unaudited pro forma condensed combined statement of income for the three months ended March 30, 2014 gives effect to the acquisition as if it had been completed on January 1, 2013, and combines the unaudited condensed consolidated statement of income of Patrick for the three months ended March 30, 2014 and Foremost’s unaudited condensed statement of income for the three months ended March 31, 2014.

The unaudited pro forma condensed combined balance sheet as of March 30, 2014 gives effect to the acquisition as if it had been completed on such date and combines the unaudited condensed consolidated balance sheet of Patrick and the unaudited condensed balance sheet of Foremost as of March 30, 2014 and March 31, 2014, respectively. All pro forma financial statements use Patrick’s period-end dates and no adjustments were made to Foremost’s information for its different period-end dates.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed at the dates indicated. The information does not necessarily indicate the future operating results or financial position of the Company.

In preparing the unaudited pro forma financial information, the historical consolidated financial statement information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information was prepared in accordance with the regulations of the U.S. Securities and Exchange Commission. The pro forma adjustments reflecting the completion of the transaction are based upon the acquisition method of accounting in accordance with FASB ASC 805 – Business Combinations and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Amounts preliminarily allocated to tangible and intangible assets with definite lives may change, which could result in a material change in amortization of such assets. The final allocation of the purchase price will be determined after completion of an analysis of the fair value of Foremost’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

In conjunction with the Foremost acquisition, the Company entered into a fourth amendment, dated June 26, 2014, to the credit agreement, dated October 24, 2012, that established its revolving secured senior credit facility (the “2012 Credit Facility”) with Wells Fargo Bank, National Association as the agent and lender (“Wells Fargo”), and Fifth-Third Bank (“Fifth-Third”), as participant (collectively, the “Lenders”). The fourth amendment, among other things, expanded the aggregate size of the 2012 Credit Facility from $80 million to $125 million. The purchase price of the Foremost acquisition was funded through borrowings under the expanded 2012 Credit Facility, and these borrowings are reflected in the pro forma financial statements as indicated in the footnotes to these statements.

PATRICK INDUSTRIES, INC.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2013

		Foremost
(thousands except per share data)	Patrick	Fabricators	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
NET SALES	$594,931	$69,594	$-		$664,525
Cost of goods sold	503,908	61,111	-		565,019
GROSS PROFIT	91,023	8,483	-		99,506
Operating Expenses:
Warehouse & delivery	20,158	1,152	-		21,310
Selling, general & administrative	27,979	2,852	-		30,831
Amortization of intangible assets	2,371	-	1,764	A	4,135
Gain on sale of fixed assets	(430)	-	-		(430)
Total Operating Expenses	50,078	4,004	1,764		55,846

OPERATING INCOME	40,945	4,479	(1,764)		43,660
Interest expense, net	2,171	237	(237)	B	3,872
			1,701	C
Income before income taxes	38,774	4,242	(3,228)		39,788
Income taxes	14,734	-	385	D	15,119
NET INCOME	$24,040	$4,242	$(3,613)		$24,669

Basic net income per common share	$2.24				$2.30
Diluted net income per common share	$2.23				$2.29

Weighted average shares outstanding - Basic	10,733				10,733
Diluted	10,786				10,786

See accompanying notes to unaudited pro forma condensed combined financial statements.

PATRICK INDUSTRIES, INC.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 30, 2014

		Foremost
(thousands except per share data)	Patrick	Fabricators	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
NET SALES	$170,150	$18,840	$-		$188,990
Cost of goods sold	143,003	15,983	-		158,986
GROSS PROFIT	27,147	2,857	-		30,004
Operating Expenses:
Warehouse & delivery	6,112	294	-		6,406
Selling, general & administrative	8,500	862	-		9,362
Amortization of intangible assets	787	-	441	A	1,228
Gain on sale of fixed assets	(13)	-	-		(13)
Total Operating Expenses	15,386	1,156	441		16,983

OPERATING INCOME	11,761	1,701	(441)		13,021
Interest expense, net	549	59	(59)	B	964
			415	C
Income before income taxes	11,212	1,642	(797)		12,057
Income taxes	4,316	-	326	D	4,642
NET INCOME	$6,896	$1,642	$(1,123)		$7,415

Basic net income per common share	$0.64				$0.69
Diluted net income per common share	$0.64				$0.69

Weighted average shares outstanding - Basic	10,702				10,702
Diluted	10,815				10,815

See accompanying notes to unaudited pro forma condensed combined financial statements.

PATRICK INDUSTRIES, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
March 30, 2014

		Foremost
(thousands)	Patrick	Fabricators	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$23	$21	$(21)	A	$-
			45,349	B
			(45,372)	C
Trade receivables, net of allowance for doubtful accounts	42,842	3,869	-		46,711
Inventories	59,680	11,904	54	D	71,638
Deferred tax assets	2,818	-	-		2,818
Prepaid expenses and other	2,306	42	-		2,348
Total current assets	107,669	15,836	10		123,515
Property, plant and equipment, net	41,721	4,433	-		46,154
Goodwill and other intangible assets, net	41,319	-	20,085	E	70,008
			8,604	F
Deferred financing costs, net of accumulated amortization	1,197	-	-		1,197
Other non-current assets	966	59	-		1,025
TOTAL ASSETS	$192,872	$20,328	$28,699		$241,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$-	$250	$(250)	G	$-
Notes payable, bank	-	4,994	(4,994)	G	-
Accounts payable	36,842	2,682	-		39,524
Accrued liabilities	13,885	996	-		14,881
Total current liabilities	50,727	8,922	(5,244)		54,405
Long-term debt	47,394	-	45,349	H	92,743
Deferred compensation and other	2,517	-	-		2,517
Deferred tax liabilities	1,876	-	-		1,876
TOTAL LIABILITIES	102,514	8,922	40,105		151,541

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	-	-	-		-
Common stock	53,955	-	-		53,955
Additional paid-in-capital	7,664	-	-		7,664
Accumulated other comprehensive income	54	-	-		54
Members' equity	-	11,406	(11,406)	I	-
Retained earnings	28,685	-	-		28,685
TOTAL SHAREHOLDERS’ EQUITY	90,358	11,406	(11,406)		90,358
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$192,872	$20,328	$28,699		$241,899

See accompanying notes to unaudited pro forma condensed combined financial statements.

PATRICK INDUSTRIES, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

as of March 30, 2014 and for the year ended December 31, 2013 and for the three months ended March 30, 2014

(thousands except per share information)

1.      Estimated Purchase Price

On June 27, 2014, Patrick acquired the business and certain assets of Foremost Fabricators, LLC (“Foremost”), a fabricator and distributor of fabricated aluminum products, fiber reinforced polyester (“FRP”) sheet and coil, and custom laminated products primarily used in the recreational vehicle market.

The net cash purchase price for Foremost was approximately $45.4 million at the acquisition date. The acquisition was funded through borrowings under the Company’s 2012 Credit Facility and included the acquisition of trade receivables, inventories, prepaid expenses, property, plant and equipment, and certain identifiable intangible assets.

The preliminary allocation of the estimated purchase price is based on the estimated fair values of Foremost’s assets acquired and liabilities assumed in the acquisition. In addition, the purchase price allocation is based on Foremost’s historical balance sheet as of March 31, 2014. Purchase price allocations to net tangible assets and goodwill and other identifiable intangible assets acquired are as follows:

(thousands)
Net tangible assets (1)	$16,683
Goodwill and other identifiable intangible assets (2)	28,689
Total cash net purchase price	$45,372

(1)

Purchase price allocations to net tangible assets are based on preliminary estimates of fair value calculations and should not be considered final. The final calculation of fair value for the net tangible assets will be based on Foremost’s balance sheet as of the June 27, 2014 acquisition date.

(2)

Purchase price allocations to goodwill and other identifiable intangible assets are based on preliminary estimates of fair value calculations and should not be considered final. All such long-lived assets have been assigned preliminary estimated useful lives used to compute pro forma amortization charges included in the accompanying unaudited pro forma condensed combined statements of income. The excess of the purchase price over the estimated fair value of identifiable net assets acquired has been classified as goodwill.

2.      Financing

The purchase price of the Foremost acquisition was funded through borrowings under the 2012 Credit Facility.

3.      Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

A.

Record amortization expense related to the estimated fair value of acquired identifiable finite-lived intangible assets using average estimated lives ranging from 5 to 10 years. Upon completion of final intangible asset appraisals and classifications, actual amortization may differ from this calculation.

B.	Eliminate Foremost historical interest expense.
C.

Record interest expense on the borrowings of $45.4 million under the 2012 Credit Facility to fund the Foremost acquisition at the estimated base rate plus the applicable margin in effect on the assumed borrowing date.

D.

Record additional income taxes at the estimated tax rate in effect for the periods presented. The estimated effective tax rate was 38% for the year ended December 31, 2013 and 38.5% for the three months ended March 30, 2014.

4.      Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

A.	Eliminate Foremost historical cash.
B.	Cash proceeds from borrowings under the 2012 Credit Facility to fund the Foremost acquisition.
C.	Cash paid for the acquisition of Foremost consisted of the following:

(thousands)
Borrowings under 2012 Credit Facility	$45,349
Patrick cash on hand	23
Total	$45,372

D.	Record adjustment to step up Foremost’s inventories to fair value.
E.

Record the estimated fair value of the acquired identifiable intangible assets based on a preliminary appraisal. The amount of intangible assets, estimated useful lives and amortization methodologies are subject to the completion of the final appraisal. Preliminary classification of identifiable intangible assets is as follows:

(thousands)	Value	Estimated Useful Life
Trademarks	$3,740	Indefinite
Customer relationships	15,050	10 years
Non-compete agreements	1,295	5 years
Net identifiable intangible assets included in pro forma adjustment	$20,085

F.

Record the excess purchase price over the estimated fair value of identifiable net assets acquired that will be recorded as goodwill. The amount of goodwill is also subject to the completion of the final appraisal.

G.	Record elimination of Foremost debt upon closing of the transaction.
H.	Record borrowings under the 2012 Credit Facility to fund the purchase price of the Foremost acquisition.
I.	Eliminate Foremost historical members’ equity.